                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             CHARMING SHOPPES, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

          COLIN D. STERN, Executive Vice President and General Counsel
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

                                 Not Applicable
- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

                                 Not Applicable
- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                                 Not Applicable
- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                 Not Applicable
- - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                                 Not Applicable
- - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

                                 Not Applicable
- - --------------------------------------------------------------------------------
     (3) Filing party:

                                 Not Applicable
- - --------------------------------------------------------------------------------
     (4) Date filed:

                                 Not Applicable
- - --------------------------------------------------------------------------------

- - ---------------
  (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 28, 1994
                            ------------------------

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charming Shoppes, Inc. will be held at the offices of Charming Shoppes, Inc. at 450 Winks Lane, Bensalem, Pennsylvania 19020, on June 28, 1994 at 10:00 A.M. for the following purposes:

          1. To elect three Class A Directors of the Company.

          2. To approve the Employee Stock Purchase Plan.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record at the close of business on May 16, 1994 will be entitled to notice of and to vote at the meeting.

     A Proxy Statement, Proxy Card, Annual Report and postage-paid return envelope are enclosed.

                                          By Order of the Board of Directors

                                              BERNARD BRODSKY
                                                 Secretary

May 20, 1994

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND TO MAIL THE SAME IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                               BENSALEM, PA 19020

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     Execution and return of the enclosed Proxy Card is being solicited by the Board of Directors of Charming Shoppes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on June 28, 1994 at 10:00 A.M. at the offices of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020, or at any adjournments thereof (the "Meeting"). Shares of the Company's Common Stock represented by any unrevoked Proxy in the enclosed form, if such Proxy is properly executed and is received prior to the Meeting, will be voted in accordance with the specifications made on such Proxy. Any properly executed Proxy received on a timely basis on which no specification has been made by the Shareholder will be voted "FOR" the election as Directors of the nominees listed herein (or for such substitute nominee as may be nominated by the Board of Directors in the event any initial nominee becomes unavailable), "FOR" the Proposal to adopt the Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), and, in the discretion of the Proxy Committee, upon all other matters requiring a vote of Shareholders which may come before the Meeting, and of which the Board of Directors was not aware a reasonable time before this solicitation. This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and Proxy Card and the Company's 1994 Annual Report have been mailed on or about May 20, 1994. Only Shareholders of record as of the close of business on May 16, 1994 are entitled to notice of and to vote at the Meeting.

     The Proxy Committee consists of David V. Wachs, Chairman of the Board of Directors, and Philip Wachs, President. Any Shareholder who executes and delivers a Proxy may revoke it at any time prior to its use by delivering a duly executed Proxy bearing a later date or by sending notice to the Secretary of the Company at the address of the Company listed above. Any Shareholder may choose to attend the Meeting and vote in person, in which case any Proxy previously executed by such Shareholder will be revoked.

     As of May 16, 1994 the Company had outstanding 102,784,656 shares of Common Stock, the holders of which are entitled to one vote per share. Presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum. The election of Directors will be determined by a plurality of the votes cast, while the adoption of the Employee Stock Purchase Plan will require the affirmative vote of a majority of the votes cast. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the proposal concerning the Employee Stock Purchase Plan. Under the Pennsylvania Business Corporation Law if a Shareholder records the fact of abstention in person or by proxy, or if a nominee, broker or other person holding shares on behalf of a beneficial owner specifies that shares are not to be voted on a given matter (a "non-vote") such action would not be considered a "vote cast" and would have no effect on the outcome of the proposal concerning the Employee Stock Purchase Plan.

                             ELECTION OF DIRECTORS

GENERAL

     Pursuant to the Company's Restated Articles of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of Directors with overlapping three year terms. One class of Directors is to be elected each year with terms expiring on the third succeeding Annual Meeting after such election and until their successors shall have been duly elected and qualified. The terms of three Class A Directors, namely Mordechay Kafry, Marvin L. Slomowitz and Geoffrey W. Levy, are scheduled to expire as of the date of the Meeting. Therefore, at the Meeting these three Class A Directors will be nominated to serve for an additional three year term and until their successors shall have been duly elected and qualified.

Messrs. Kafry and Slomowitz were last elected as Class A Directors to the Board at the Company's Annual Meeting held on June 20, 1991 for terms expiring at the 1994 Annual Meeting of Shareholders.

     On January 21, 1993 Geoffrey W. Levy was elected a Class A Director by the Board of Directors for a term expiring at the 1994 Annual Meeting of Shareholders to fill the vacancy created by the resignation of Ellis Wachs. Ellis Wachs, who was elected as an Alternate Director to Mordechay Kafry at the Company's Annual Meeting held on June 29, 1993, resigned from that position on October 14, 1993.

     Unless otherwise directed, the Proxy solicited hereby will be voted for the election of Mordechay Kafry, Marvin L. Slomowitz and Geoffrey W. Levy as Class A Directors.

     If any of the nominees refuses or is unable to serve as a Director (which event is not now anticipated), discretionary authority may be exercised by the Proxy Committee to vote for a substitute to be named by the present Board of Directors. The election of Directors will be determined by a plurality of the votes cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL THE NOMINEES.

BIOGRAPHICAL INFORMATION

     The following information is submitted as of April 15, 1994, concerning each nominee for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting:

                             NOMINEES FOR DIRECTOR

                                       POSITION HELD                      YEAR FIRST          TERM
            NAME                     WITH THE COMPANY           AGE     BECAME DIRECTOR     TO EXPIRE
- - -----------------------------  -----------------------------    ---     ---------------     ---------
Mordechay Kafry..............  Executive Vice President --      41            1990             1997
                               Merchandise Procurement and
                               Director
Marvin L. Slomowitz..........  Director                         64            1990             1997
Geoffrey W. Levy.............  Director                         46            1993             1997

                    DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

Joseph L. Castle II..........  Director                         61            1990             1995
Michael Solomon..............  Director                         46            1990             1995
Philip Wachs.................  President, Chief Operating       38            1988             1995
                               Officer and Vice Chairman of
                               the Board
David V. Wachs...............  Chairman of the Board and        67            1969(1)          1996
                               Chief Executive Officer
Samuel Sidewater.............  Executive Vice President --      56            1988             1996
                               Business Development and
                               Director
Alan Rosskamm................  Director                         44            1992             1996

- - ---------------
(1) Prior to 1969, David V. Wachs was a Director of the Company's predecessor corporations.

     Philip Wachs is the son of David V. Wachs.

     Mordechay Kafry has been a Director of the Company since January 1990 and has been employed by the Company for more than five years. He has been Executive Vice President -- Merchandise Procurement since February 1988. Prior to that time, he served as Vice President -- Far East Operations from 1986 to February 1988 and as Director of Far East Operations from 1984 to 1986.

     Marvin L. Slomowitz has been a Director of the Company since March 1990. He has served as Chairman of the Board and Chief Executive Officer of Mark Centers Trust since June 1993 and as President of Mark Centers Trust from June 1993 to February 1994. He has also served as Chairman of the Board of Directors, President and Chief Executive Officer of the predecessor to Mark Centers Trust, Mark Development Company, from 1955 through June, 1993. Mark Centers Trust is principally engaged in the development of shopping centers.

     Geoffrey W. Levy has been a Director of the Company since January 1993. Since 1969 he has been principally engaged in the development of shopping centers in the northeastern section of the United States. He has also acted as a consultant to national and regional retail chains providing them with advisory services on site selection and lease negotiations. Prior to 1988, Mr. Levy owned and operated twenty-five movie theaters in the northeastern section of the United States. Since that time Mr. Levy has served as President of Southbridge Cinema, Inc. which owns and operates a movie theater in Massachusetts and as Treasurer of Fishkill Cinema, Inc. which owns and operates a movie theater in New York. Mr. Levy is also the general partner of Wakefield Mall Associates which owns and operates a shopping center in Wakefield, Rhode Island.

     Joseph L. Castle II has been a Director of the Company since January 1990. He has served as Chairman of the Board of Castle Energy Corporation ("CEC") since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was the President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. He is the managing general partner of various partnerships engaged in the production and sale of oil and gas. Mr. Castle has been, for more than five years, a financial consultant. He is also a Director of The Reading Company, Comcast Corporation, Mark Centers Trust and Independence Capital Management, Inc., a subsidiary of Penn Mutual Insurance Company.

     Michael Solomon has been a Director of the Company since March 1990. He has been associated with the investment banking firm of Lazard Freres & Co. since 1981 and is currently a general partner of that firm.

     Philip Wachs has been President and Chief Operating Officer since March 1990 and Vice Chairman of the Board since June 1989. Prior to his appointment as President, he served as Executive Vice President -- Real Estate for over five years.

     David V. Wachs has been Chairman of the Board of Directors of the Company since 1971 and Chief Executive Officer since February 1988. He served as President of the Company from January 1989 until March 1990 when he was succeeded as President by Philip Wachs. Mr. Wachs is also a Director of The Pep Boys -- Manny, Moe and Jack and Developers Diversified Realty Corporation.

     Samuel Sidewater has been a Director since September 1988. He served as Executive Vice President -- Merchandising for more than five years until December 6, 1990 when he was appointed Executive Vice President -- Business Development.

     Alan Rosskamm has been a Director of the Company since March 1992. He has been Chairman of the Board of Directors of Fabri-Centers of America, Inc. since July 1992. He has also been President and Chief Executive Officer and a Director of Fabri-Centers of America, Inc. for more than five years. Its principal business is conducted in the retail fabric industry through specialty fabric stores which sell a wide variety of fashion and decorator fabrics plus notions, crafts, patterns and sewing accessories.

     Information concerning the beneficial ownership of the Company's shares of Common Stock by each nominee for election as a Director and each person whose term of office as a Director will continue is set forth under "PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP".

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation Committee, and certain Stock Option Committees. During the Company's 1994 fiscal year, Joseph L. Castle II and Alan Rosskamm were members of the Audit Committee. In addition, Marvin L. Slomowitz was a member of the Audit Committee until June 29, 1993 when he was replaced by Geoffrey W. Levy. The Audit Committee monitors the activities of the Company's independent auditors and the Company's internal audit functions. The Audit Committee met twice during the Company's 1994 fiscal year. During the Company's 1994 fiscal year Joseph L. Castle II, Michael Solomon and Marvin L. Slomowitz were members of the Compensation Committee and Stock Option Committees. The Compensation Committee reviews the compensation of the Company's Executive Officers. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Compensation Committee met six times during the Company's 1994 fiscal year and, on one occasion, acted by unanimous consent. The Stock Option Committees have the responsibility to administer the Company's employee stock option and stock incentive plans; to determine the individuals from among those eligible under these plans to whom, and the time or times at which, options and awards shall be granted and the number of shares to be subject to each option or award; and to make all other determinations necessary or advisable for the administration of these plans. The Stock Option Committees met three times during the Company's 1994 fiscal year and, on one occasion, acted by unanimous consent. During the Company's 1994 fiscal year, David V. Wachs, Philip Wachs and Samuel Sidewater were members of the Board of Director's Administration Committee (the "Administration Committee"). The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors. The Administration Committee acted by unanimous consent on two occasions. The Board has no standing nominating committee as the selection of nominees for the Board of Directors is deemed to be the responsibility of the entire Board.

     Six meetings of the Board of Directors were held during the Company's fiscal year ended January 29, 1994. Each incumbent Director attended at least 75% of the meetings of the Board and Committees on which he served (held at a time at which he was a Director), with the exception of Samuel Sidewater who attended 66% of the meetings.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of the Company are paid $20,000 per year for their service on the Board and any Committees. Such non-employee Directors also participate in the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Plan") and the Non-Employee Directors' Restricted Stock Plan (the "Restricted Stock Plan").

     The 1989 Plan provides that each person who after the inception of the 1989 Plan becomes a non-employee Director of the Company shall automatically receive an option under the 1989 Plan, as of the date of such Director's commencement of service as a non-employee Director, to purchase 30,000 shares of Common Stock upon exercise of such option. The exercise price for the shares of Common Stock to be purchased upon exercise of an option granted pursuant to the 1989 Plan is equal to the fair market value of the shares covered by such option on the date of grant. Options granted under the 1989 Plan generally have a term of ten years and become cumulatively exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the date of grant. At the time of their respective appointments to the Board of Directors, options to purchase 30,000 shares were granted to Joseph L. Castle II at an exercise price of $4.625 per share, to each of Michael Solomon and Marvin L. Slomowitz at an exercise price of $4.50 per share, to Alan Rosskamm at an exercise price of $15.25 per share and to Geoffrey W. Levy at an exercise price of $17.00 per share. These options were the only options outstanding under the 1989 Plan at the end of the 1994 fiscal year at which time options to purchase 60,000 shares were exercisable.

     The Restricted Stock Plan provides for a one-time grant of 5,000 shares of restricted stock to each non-employee Director who was serving at the effective date of the Restricted Stock Plan and, during the five-year life of the Restricted Stock Plan, a pro-rata grant to each newly elected or appointed non-employee Director who at the time he joins the Board is not related to another Director and has not been an employee of the Company for at least three years. Directors pay no cash consideration for the restricted stock granted to them. A total of 40,000 shares of the Company's Common Stock has been reserved for issuance under the Restricted Stock Plan. Restricted stock will vest at a rate of 1,000 shares per year, or earlier upon a termination of the Director's service due to death, disability and other circumstances (including in connection with a change in control of the Company) in which event the restricted stock would not be forfeited. Joseph L. Castle II, Michael Solomon and Marvin L. Slomowitz have each received grants of 5,000 shares of restricted stock. In addition, Alan Rosskamm and Geoffrey W. Levy, who became Directors of the Company in March 1992 and January 1993, respectively, have received pro-rata grants of 4,084 shares and 3,250 shares of restricted stock under the Restricted Stock Plan, respectively.

     In March 1990, Ellis Wachs and the Company entered into an employment and consulting agreement pursuant to which Mr. Wachs agreed to be employed by the Company until April 27, 1991 and thereafter to provide consulting services to the Company at the request of the Board of Directors or the Chairman and Chief Executive Officer of the Company for a period of five years ("Consulting Term"). During his Consulting Term, Mr. Wachs is paid $221,000 per year and continues to receive certain insurance benefits. Some or all of the remaining cash compensation and benefits are payable to Mr. Wachs or his estate, as the case may be, in the event he is unable, prior to the expiration of the agreement, to perform his duties by reason of his death, illness, injury or incapacity. Mr. Wachs provides consulting services to the Company relating primarily to merchandising and real estate locations. Mr. Wachs resigned as an Alternate Director of the Company on October 14, 1993. He was not separately compensated for his services as an Alternate Director.

     A Director who is also a Company employee is not separately compensated for his service as a Director.

     A Hong Kong subsidiary of the Company (the "Tenant") leases an apartment in Hong Kong from a corporation owned and controlled by Mordechay Kafry, the Company's Executive Vice President -- Merchandise Procurement and a Director, pursuant to a lease agreement (the "Lease Agreement"). Mr. Kafry's corporate duties and functions require that he reside in Hong Kong on a permanent basis. In furtherance of this requirement the Tenant permits Mr. Kafry to occupy the apartment on a rent-free basis. The Tenant pays rental of approximately $9,000 per month and maintenance, utility, management and insurance charges under the Lease Agreement. The term of the Lease Agreement is two years, expiring on September 30, 1994. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years (ended January 29, 1994, January 30, 1993 and February 1, 1992) to the Company's Chief Executive Officer and each of the Company's four other most highly compensated Executive Officers, based on salary and bonus earned during the 1994 fiscal year.

                              ANNUAL COMPENSATION

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                       OTHER ANNUAL     SECURITIES       ALL OTHER
             NAME AND               FISCAL                             COMPENSATION     UNDERLYING     COMPENSATION
        PRINCIPAL POSITION           YEAR    SALARY($)   BONUS($)(1)     ($)(2)(3)      OPTIONS(#)     ($)(3)(4)(5)
- - ----------------------------------  ------   ---------   -----------   -------------   -------------   -------------
David V. Wachs....................   1994    $ 570,000           --             --        135,000        $ 112,040
Chairman of the Board and Chief      1993      525,000    $ 472,500             --             --          100,598
Executive Officer                    1992      485,000      363,750             --         80,000               --
Philip Wachs......................   1994      360,000           --             --        135,000           11,586
Vice Chairman of the Board,          1993      330,000      297,000             --         70,000           11,435
President and Chief Operating
  Officer                            1992      300,000      225,000             --        190,000               --
Mordechay Kafry...................   1994      460,000           --      $ 134,012        115,800           39,428
Executive Vice President --          1993      420,000      315,000        134,012         70,000           35,745
Merchandise Procurement and          1992      385,000      231,000             --        190,000               --
Director
Ivan M. Szeftel...................   1994      325,000           --             --        104,700           12,208
Executive Vice President --          1993      285,000      213,750             --         50,000           11,533
Finance                              1992      260,000      117,000             --        160,000               --
Colin D. Stern....................   1994      300,000           --             --         89,000           24,868
Executive Vice President and         1993      265,000      198,750             --         40,000           24,804
General Counsel                      1992      242,000      108,900             --        120,000               --

- - ---------------
(1) The Company has an annual incentive plan for key employees (the "Participants"). Each Participant receives a specified percentage of his or her base salary on a graduated scale as a bonus, if and to the extent the performance goals prescribed for that Participant are met. The performance goals vary in accordance with the functions of each Participant. The plan and the performance goals are reviewed and approved by the Compensation Committee prior to implementation. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The table sets forth under the caption "Bonus" the bonuses paid to or accrued for the named Executive Officers with respect to the 1992, 1993 and 1994 fiscal years. Each named Executive Officer received the maximum amount payable under the annual incentive plan for the 1992 and 1993 fiscal years. No bonuses were paid to or accrued for the named Executive Officers with respect to the 1994 fiscal year.

(2) The amount set forth under the caption "Other Annual Compensation" with respect to Mordechay Kafry includes $107,692 attributable to him for the rent-free use of an apartment in Hong Kong. No amount has been disclosed under the caption "Other Annual Compensation" with respect to the other named Executive Officers as the value of perquisites or other personal benefits received by each such Executive Officer does not equal or exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Executive Officer.

(3) As permitted by transition rules of the Securities and Exchange Commission, disclosures under the captions "Other Annual Compensation" and "All Other Compensation" are omitted for the 1992 fiscal year.

                                               Notes continued on following page

(4) The Company has enabled David V. Wachs, Philip Wachs, Mordechay Kafry, Ivan
    M. Szeftel and Colin D. Stern to obtain life insurance pursuant to "Split Dollar" arrangements. The Company is either the owner or the assignee of these policies and is the beneficiary under such policies either to the extent of the premiums paid by it or to the extent of the greater of the cash value or premiums paid by it. Accordingly, the dollar value of this benefit to each named Executive Officer included under the caption "All Other Compensation" with respect to the 1994 fiscal year are as follows:
    David V. Wachs, $104,035; Mordechay Kafry, $2,349; Philip Wachs, $3,581; Ivan M. Szeftel, $4,203; and Colin D. Stern, $10,863. Also included under the caption "All Other Compensation" with respect to Mr. Stern are premiums in the amount of $6,000 paid by the Company on behalf of Mr. Stern for a cash-value type insurance policy on the life of Mr. Stern. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements". With respect to the life insurance coverage for David V. Wachs, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

(5) Included under the caption "All Other Compensation" are contributions in the following amounts made or accrued by the Company under its defined contribution plan on behalf of the named Executive Officers during the 1994 fiscal year: Mordechay Kafry, $37,079; David V. Wachs, $8,005; Philip Wachs, $8,005; Ivan M. Szeftel, $8,005; and Colin D. Stern, $8,005.

OPTION GRANTS DURING 1994 FISCAL YEAR

     The following table provides information relating to options granted to the named Executive Officers during the 1994 fiscal year and the potential realizable value of such options assuming the options are exercised immediately prior to their expiration date and assuming the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over the term of such options. The potential realizable value is approximately equal to the amount a purchaser of Company Common Stock would realize, exclusive of brokerage commissions, assuming (i) the purchase of an equivalent number of shares of Company Common Stock at the closing market price on the date of grant of the options depicted, (ii) the sale of such shares immediately prior to the expiration date of such options at the closing market price on such date and
(iii) the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over such holding period. This table is presented solely for purposes of complying with the Securities and Exchange Commission rules, and there can be no assurance that the optionees or any purchaser of the Company's Common Stock under the circumstances described herein will actually realize the returns assumed herein under the circumstances depicted or under any other circumstances. The actual amounts realized by an optionee or the purchaser of Company Common Stock will be dependent upon a number of factors, including the future performance of the Company and overall stock market conditions.

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------
                          NUMBER OF                                                          POTENTIAL REALIZABLE VALUE
                          SECURITIES      % OF TOTAL                                           AT ASSUMED ANNUAL RATES
                          UNDERLYING       OPTIONS                                           OF STOCK PRICE APPRECIATION
                           OPTIONS        GRANTED TO      EXERCISE                              FOR OPTION TERM(1)(2)
                           GRANTED        EMPLOYEES        PRICE      EXPIRATION    ---------------------------------------------
                            (#)(3)      IN FISCAL YEAR     ($/SH)        DATE       0%($)          5%($)              10%($)
                          ----------    --------------    --------    ----------    -----    -----------------   ----------------
David V. Wachs..........    67,500(4)        5.3%         $15.125       4/7/03       $ 0         $642,062           $1,627,111
                            67,500(5)        5.3%          15.125       4/7/03         0          642,062           1,627,111
Philip Wachs............    67,500(4)        5.3%          15.125       4/7/03         0          642,062           1,627,111
                            67,500(5)        5.3%          15.125       4/7/03         0          642,062           1,627,111
Mordechay Kafry.........    54,000(4)        4.3%          15.125       4/7/03         0          513,650           1,301,689
                            61,800(5)        4.9%          15.125       4/7/03         0          587,844           1,489,711
Ivan M. Szeftel.........    54,000(4)        4.3%          15.125       4/7/03         0          513,650           1,301,689
                            50,700(5)        4.0%          15.125       4/7/03         0          482,260           1,222,141
Colin D. Stern..........    54,000(4)        4.3%          15.125       4/7/03         0          513,650           1,301,689
                            35,000(5)        2.8%          15.125       4/7/03         0          332,921             843,687
All Shareholders........       N/A            N/A             N/A          N/A         0     975.1 million(6)    2.47 billion(6)

- - ---------------

(1) The potential realizable value of the options depicted above does not take into account provisions of certain options providing for termination of the options following the termination of employment, the
                                               Notes continued on following page
    non-transferability of the options or the vesting requirements of the options. For the named Executive Officers and "All Shareholders", the occurrence of the assumed annual compounded rates of stock appreciation of 5% and 10% from a base price of $15.125 per share (i.e., the exercise price of the options depicted) over the option term will result in prices per share of Company Common Stock of approximately $24.64 and $39.23, respectively. These prices represent certain assumed rates of appreciation only. There can be no assurance that these prices will be achieved.

(2) The potential realizable value for "All Shareholders" represents the product of the number of shares of Company Common Stock outstanding as of April 7, 1993 (the date of grant of the options depicted) multiplied by the difference between (i) the assumed net amount realized, exclusive of brokerage commissions, upon the sale of one share of Company Common Stock at the closing market price on April 7, 2003 (i.e., the expiration date of the options depicted) assuming the specified compounded rates of return between April 7, 1993 and April 7, 2003 and (ii) the purchase price, exclusive of brokerage commissions, of one share of Company Common Stock at the closing market price of $15.125 on April 7, 1993 (the exercise price of the options depicted). These amounts represent certain assumed rates of appreciation only. There can be no assurance that the amounts reflected in this table will be achieved.

(3) All of these options to acquire shares of Common Stock of the Company are non-qualified options and were granted with an exercise price equal to the fair market value of the Company's shares of Common Stock on the date of the grant. Such options have a term of ten years subject to earlier expiration at or following termination of employment in certain circumstances. The option exercise price may be paid in cash, or with the approval of the Stock Option Committee in shares of Common Stock owned by the Executive Officer or a combination of cash and such shares. In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements". An Executive Officer can elect to have the Company withhold shares upon exercise to satisfy tax withholding obligations.

(4) These options become exercisable as to one-fifth of the shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(5) These performance-accelerated options will become cumulatively exercisable as to one-fifth of the shares subject to the option on each of the fifth, sixth, seventh, eighth and ninth anniversaries of the date of grant. Such options will, however, become exercisable on an accelerated basis if the Company's compounded rate of growth of its earnings per share over any period of three consecutive fiscal years from fiscal 1994 through fiscal 1998 equals or exceeds a certain percentage determined by the Stock Option Committee; if such performance is achieved, the options will become cumulatively exercisable as to one-half of the shares subject to the option on each of the next two anniversaries of the date of grant.

(6) No gain to the optionees is possible without an appreciation in stock price, which will benefit all Shareholders commensurately. A zero percent gain in the stock price will result in zero dollar gain for the optionee.

AGGREGATED OPTION EXERCISES DURING 1994 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information relating to options exercised by the named Executive Officers during the 1994 fiscal year and the number and value of options held at fiscal year-end. A significant portion of the value of unexercised in-the-money options depicted below corresponds to the appreciation in the value of the Company's Common Stock price during the past four fiscal years. See "STOCK PERFORMANCE CHART". From the beginning of the 1991 fiscal year to the end of the 1994 fiscal year, the Company's aggregate market capitalization rose 110% from approximately $569,543,000 to approximately $1,194,299,000 with 105% of such increase related to the appreciation in the value of the Company Common Stock during such period.

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING               VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                   AT FISCAL YEAR-END(#)      AT FISCAL YEAR-END($)(1)(2)
                               SHARE ACQUIRED        VALUE      ---------------------------   ---------------------------
           NAME                ON EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - ---------------------------  ------------------   -----------   -----------   -------------   -----------   -------------
David V. Wachs.............          --                --        1,670,000      1,065,000     $12,578,750    $ 7,346,250
Philip Wachs...............          --                --          514,166        460,834       3,811,034      2,276,466
Mordechay Kafry............          --                --          416,584        447,884       2,774,185      2,398,185
Ivan M. Szeftel............          --                --          335,834        394,284       2,247,403      2,179,122
Colin D. Stern.............          --                --          102,500        274,000         637,969      1,342,188

- - ---------------
(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 28, 1994 was $11.625. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $11.625 multiplied by the number of shares of Common Stock underlying such options.

(2) See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     On October 3, 1989 Colin D. Stern entered into an employment agreement with the Company pursuant to which Mr. Stern is employed as the Company's General Counsel at an annual salary of $215,000, subject to increases in such salary at the discretion of the Company's Board of Directors, for an initial term commencing on November 1, 1989 and expiring on November 15, 1992. Upon expiration of the initial or any additional term, Mr. Stern's employment will continue for an additional term of one year, unless, not later than 180 days prior to the expiration of the then current term, written notice is given by either party of his or its election to terminate the employment at the end of the current term. In addition to a motor vehicle allowance and the payment by the Company of premiums on a cash-value type insurance policy with an initial $500,000 coverage amount, Mr. Stern's employment agreement provided for the grant of options to purchase 20,000 shares of the Company's Common Stock at a price of $.50 per share and to purchase 20,000 shares of the Company's Common Stock at a price equal to the fair market value thereof on the date of such grant.

     The agreements evidencing options granted to each of the named Executives under the Company's stock option plans provide that in the event of a change of control of the Company the options become fully exercisable. In the case of options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan, a change of control is defined to mean an acquisition of shares giving a person or group beneficial ownership of more than 20% of the voting power of the Company's voting securities, a change in the Board's membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them, cease to represent a majority of the Board, certain mergers, recapitalizations, reorganizations, or similar transactions substantially reducing the percentage of voting power held by pre-existing shareholders of the Company (unless otherwise determined by the Board), and liquidation or sale of all or substantially all of the assets of the Company, except that transactions involving subsidiaries or employee benefit plans of the Company or parties whose acquisitions of shares in excess of ten percent of the voting power of the Company have been approved in each case in advance by the Board of Directors will not trigger a change of control. In the case of options granted under the 1988 Key Employee Stock Option Plan and the 1986 Employees' Stock Option Plan, a change of control will be deemed to occur if any person, together with such person's affiliates and associates, becomes a beneficial owner (including through any right to acquire) of securities having 20% or more of the votes entitled to be cast for the election of directors, or if, in connection with or during the two years following an extraordinary transaction, the persons who were directors immediately before the transaction cease to constitute a majority of the Board of the Company or a successor corporation (not counting terminations due to death, disability or normal retirement), except that the Board of Directors may determine in advance that a given event will not be a change of control.

         REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  Compensation Strategy

     The primary objectives of the Compensation and Stock Option Committees of the Company's Board of Directors (collectively, the "Committee") are to assure that the Company's executive compensation and benefit program:

          - reflects the Company's unique, entrepreneurial and customer-focused orientation;

          - is competitive with other profitable and growing retail industry organizations;

          - is effective in driving performance to achieve financial goals and create Shareholder value;

          - is cost-efficient and fair to employees, management and Shareholders; and

          - is well communicated and understood by program participants.

     The Committee, which is comprised of independent, non-employee Directors of the Company (See "ELECTION OF DIRECTORS -- Committees of the Board"), periodically engages an independent compensation and benefits consulting firm to review the Company's compensation and benefits program. In this regard consideration is given to:

          - business direction and strategy;

          - comparisons of compensation forms and levels with other strong growth peer companies in the retail industry; and

          - interests of Shareholders, customers, communities, management and other employees.

     The Company's executive compensation and benefits program reflects its entrepreneurial business strategy and its need to retain and attract high quality key employees. The Company's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The program gives great weight to stock compensation opportunities thereby aligning management's interests with those of the Company's Shareholders. These stock compensation programs have been critical factors in attracting and retaining key employees and have contributed to a high level of employee commitment to the Company's business success.

     The Company's target total compensation levels (base salary, annual bonus and long-term incentives) for Executives are set to reflect the Company's size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of high growth, retail industry companies (the "Compensation Peer Group"). Cash compensation (base salary and cash bonuses) targets for each Executive are set at no more than the performance and size adjusted median level of cash compensation of the Compensation Peer Group. The Company's Executives can achieve total compensation in excess of the performance and size adjusted median level of total compensation of such Compensation Peer Group when annual and long-term performance significantly exceed established goals (see "Annual Incentive Plan") and Shareholders are rewarded through stock price growth. See "Long-Term Incentive Plans". Likewise, the

Company Executives' total compensation levels could fall below the performance and size adjusted median compensation level of such Compensation Peer Group when established goals are not achieved and Shareholder value is not created. These results are consistent with the Company's business strategy and its compensation philosophy of placing the major portion of total compensation opportunity at risk.

     Each year, the Committee reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare Shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the specialty apparel retail industry index in the graph under the caption "Comparison of Five-Year Cumulative Total Returns". See "STOCK PERFORMANCE CHART".

  Base Salaries

     Executive base salaries reflect the Company's operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance, individual performance relative to job requirements and relative job and industry experience criteria. Determinations of base salary increases are most heavily influenced by overall corporate performance, although no specific weighting criteria are utilized among the various factors considered and some of the factors considered are subjective. Executive salaries are targeted to be no more than the performance and size adjusted median level of salaries of the Compensation Peer Group.

  Annual Incentive Plan

     The 1994 annual incentive program established annual incentive opportunities for Executives ranging from zero to a maximum 90% of salary at the end of the 1994 fiscal year. The amount of these incentive payments was dependent on the extent to which individual performance goals were met or exceeded and/or the extent to which the Company achieved earnings per share goals (reflecting earnings growth). These goals were set in expectation of a stretch performance level (target performance) and were approved by the Compensation Committee prior to implementation.

     The target performance incentive payment opportunity for each named Executive Officer was based on factors similar to those used to determine base salary (discussed above) and ranged from 50% to 60% of fiscal year-end salaries. If minimum (threshold) performance was achieved the level at which each Executive Officer could earn an incentive payment ranged from 25% to 30% of fiscal year-end salaries to a maximum incentive payment in a range from 75% to 90% of fiscal year-end salaries. These minimum and maximum payment levels were prescribed by the Compensation Committee at the beginning of the 1994 fiscal year.

     The annual incentive payment opportunities for David V. Wachs and Philip Wachs were based entirely on the quantitative corporate earnings per share (including earnings growth) goal achievement. The annual incentive award opportunities for the other named Executive Officers were based 50% on the quantitative corporate earnings per share (including earnings growth) goal achievement and 50% on performance relative to individual (and business unit, where applicable) responsibilities and objectives as quantitatively and subjectively assessed by the Committee upon the recommendation of the Chief Executive Officer. No awards could be granted if corporate earnings per share (reflecting earnings growth) performance did not reach the established minimum performance level.

     On the recommendation of its independent compensation and benefits consulting firm, the Committee revised the Company's annual incentive plan for the 1995 fiscal year to provide for the payment of awards for performance in excess of target performance in the form of restricted stock rather than in cash as is presently the case under the Company's annual incentive plan. For the named Executive Officers, restricted stock awards, when granted as a result of above-target financial performance, will vest commencing on the third anniversary of the award at the rate of 33.3% per year. This revision is intended to further align compensation awards with Shareholder interests, and encourage continued, long-term service.

     Under the 1995 fiscal year annual incentive plan, the maximum incentive award opportunity for David V. Wachs has been increased from 90% to 120% of his salary at the fiscal year-end. For other named Executive Officers, maximum incentive award opportunities are from 100% to 120% of fiscal year-end salaries. These maximum incentive award opportunities for David V. Wachs and the other named Executive Officers were increased to provide greater incentive to exceed prescribed goals. Award opportunities for the named Executive Officers at target remain the same as under the 1994 fiscal year annual incentive plan described above. No awards may be granted if corporate earnings per share (reflecting earnings growth) performance does not reach the established minimum performance level.

  Long-Term Incentive Plans

     The Company's long-term executive incentive program currently consists of "market value" stock options (having a per share exercise price of 100% of fair market value of the Company's stock on the date of grant), performance-accelerated stock options ("PSO's") also having a per share exercise price of 100% of the fair market value of the Company's stock on the date of grant and "below market" stock options used primarily to attract new executives and retain key employees. The Committee did not award "below market" options to the named Executive Officers during the 1994 fiscal year and no such awards are currently expected to be made to these Executive Officers. See "MANAGEMENT COMPENSATION -- Summary Compensation Table". Long-term incentives involving market value stock options and PSO's reward the Executives for successful Company performance as reflected by appreciation in the market price of the Company's stock. The Company's long-term executive incentive program currently consists of the following plans:

          1. The 1990 Employees' Stock Incentive Plan (the "1990 Plan") authorizes the granting of a variety of stock-based awards. To date, the Company has only granted "market value" stock options under the 1990 Plan. These options generally become exercisable at the rate of 25% per year commencing with the first anniversary of the date of grant. As a result of the adoption of the 1993 Employees' Stock Incentive Plan, the Company will no longer grant options under the 1990 Plan.

          2. The 1988 Key Employee Stock Option Plan ("KESOP") authorizes the granting of "below market" options to senior executives and other key employees. The KESOP has also been used as an important recruiting tool to attract new employees. Options under the KESOP generally become exercisable in one-third increments at the end of the third, fourth and fifth years after the date of grant.

          3. The 1993 Employees' Stock Incentive Plan (the "1993 Plan") authorizes the granting of a variety of stock-based awards. The Company has granted options with an exercise price equal to 100% of the fair market value of the Company's stock at the date of grant up to target award levels to the named Executive Officers and other key employees. These option grants continue to align the major portion of long-term compensation opportunities with the creation of Shareholder value. These options have a longer vesting (exercisability) schedule than options currently outstanding under the 1990 Plan in order to encourage continued long-term service. Thus, they generally become exercisable at the rate of 20% per year commencing with the first anniversary of the date of grant.

             Under the 1993 Plan, the Company has granted PSO's which have an exercise price equal to 100% of the fair market value of the Company's stock at the date of grant. The exercisability of these options can vary depending on the Company's performance. These options generally become exercisable on an accelerated basis if the Company's compounded rate of growth of its earnings per share (exclusive of unusual events as determined by the Committee) over any period of three consecutive fiscal years from 1994 through fiscal 1998 equals or exceeds a percentage target determined by the Stock Option Committee. If such performance is achieved, the options will become cumulatively exercisable as to 50% of the shares subject to the option on each of the next two anniversaries of the date of grant. If such performance target is not achieved, these options generally become cumulatively exercisable as to 20% of the shares subject to the option on each of the fifth, sixth, seventh, eighth, and ninth anniversaries of the date of grant. See also "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements".

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options to a significant number of employees to afford them an opportunity to participate in the Company's future growth and to focus them on their contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Shareholders.

  Compensation of the Chief Executive Officer and other Named Executive Officers for the 1994 Fiscal Year

     The Company's success has been accomplished by a talented management team led by the Chief Executive Officer, David V. Wachs. David V. Wachs and his management team have created a culture that is highly entrepreneurial, risk-taking and willing to experiment with new ideas and methods. In recognition of the Company's financial success and the increase in its stock price under his leadership through the beginning of the 1994 fiscal year, David V. Wachs received a salary increase of 8.6% effective February 1, 1993 bringing his salary for the 1994 fiscal year to $570,000.

     As a result of the 1994 fiscal year financial performance falling below the threshold levels for the 1994 fiscal year annual incentive plan, the Committee determined that salaries for David V. Wachs and the other named Executive Officers would not be increased for the 1995 fiscal year. This determination is consistent with the Company's compensation strategy of adjusting compensation awards to reflect performance.

     On the basis of the Committee's review and certification of the Company's 1994 fiscal year earnings per share performance, no annual incentive payments were made to David V. Wachs and the other named Executive Officers as the Company's performance fell below the pre-established threshold level for awards under the annual incentive plan.

     Effective April 7, 1993, David V. Wachs was granted 67,500 market value options and 67,500 PSO's at an exercise price of $15.125 per share. Such exercise price was equal to the fair market value of the Company's stock at the date of grant. A total of 229,500 market value options and 215,000 PSO's were also granted to other named Executive Officers effective April 7, 1993 at the same exercise price. These grants were made to reflect the performance of the Company through the beginning of the 1994 fiscal year with the objective of continuing to focus a significant portion of the overall executive compensation program on the achievement of earnings growth and earnings per share targets and the creation of Shareholder value. The number of market value options granted to each Executive was determined by the portion of that Executive's target total compensation level which was allocated to the long-term incentive component. The market value options granted to each Executive corresponded with the performance and size adjusted median level of the Compensation Peer Group's long-term incentive component applicable to such Executive. The grants of PSO's to each Executive, when added to the market value option grants, exceeded that median level. PSO's were granted as an additional incentive to exceed prescribed long-term earnings per share goals in conformity with the Company's compensation philosophy which is to link a significant portion of compensation to the Company's long-term performance. These grants of market value options and PSO's were not related to the amount of long-term incentive awards which were made in prior years.

     During the 1994 fiscal year, total compensation for David V. Wachs was below the performance and size adjusted median level of total compensation levels for the Compensation Peer Group. In addition, during the 1994 fiscal year, total compensation for the other named Executive Officers in the aggregate was below the performance and size adjusted median level of total compensation levels for the Compensation Peer Group. In particular, base salaries were below the performance and size adjusted median level of base salary levels for the Compensation Peer Group while no incentive payments were made to David V. Wachs and the other named Executive Officers under the annual incentive plan. Long-term incentive awards in the form of both market value stock option grants and grants of PSO's to David V. Wachs and the other named Executive Officers during the 1994 fiscal year exceeded the performance and size adjusted median level of long-term incentive award levels for the Compensation Peer Group.

  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation for taxable years beginning on or after January 1, 1994. It limits deductible compensation for the Executive Officers named in the Summary Compensation Table to $1 million per year. See "MANAGEMENT COMPENSATION". Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which is approved by Shareholders.

     In December, 1993 the Internal Revenue Service ("IRS") issued proposed regulations implementing this legislation. The regulations will not become final until after a period for public comment and possibly public hearings thereafter. The Committee recognizes that a portion of compensation which may be paid to Executive Officers in future years may not qualify for exemption under the legislation; however, the Committee does not believe it is appropriate to make changes in the program at this time based upon tax regulations that are not final. When these regulations are final, the Committee will determine what actions, if any, are appropriate to change the compensation program.

     While the annual incentive plan described above consists of performance-based awards, it does not comply with the requirements for exemption from the deductibility limit under the proposed regulations as Shareholders have not been asked to approve the stated performance goals. For the same reasons, annual incentive plan awards in restricted stock (resulting from above target annual incentive plan achievement) will not meet the requirements for performance-based awards.

     Outstanding market value stock options and PSO awards appear to meet the exemption requirements for performance-based compensation under Section 162(m) and the proposed regulations. Awards of "below market" stock options to any of the named Executive Officers which were made under written agreements prior to February 17, 1993 should meet the exemption requirements under certain transition rules as long as these awards are not materially modified.

                                      Compensation Committee and Stock Option
                                      Committees:

                                      Joseph L. Castle II
                                      Michael Solomon
                                      Marvin L. Slomowitz

                            STOCK PERFORMANCE CHART

     The following graph shows a five-year comparison of cumulative total returns on Common Stock for the Company, the Standard and Poor's 500 Composite Index, and the Dow Jones Retailers -- Specialty Apparel Index. The Company's fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
              CHARMING SHOPPES, INC., S&P 500 COMPOSITE INDEX AND
                 DOW JONES RETAILERS -- SPECIALTY APPAREL INDEX

                                                                   DOW JONES
                                                                  RETAILERS -
                                                    S&P 500       SPECIAL TY
      MEASUREMENT PERIOD           CHARMING        COMPOSITE      APPAREL IN-
    (FISCAL YEAR COVERED)        SHOPPES, INC.       INDEX            DEX
1/27/89                              100              100             100
2/2/90                                56              116             107
2/1/91                                70              125             118
1/31/92                              163              154             180
1/29/93                              225              170             171
1/28/94                              145              191             158

     The chart above assumes $100 invested on January 27, 1989 in Charming Shoppes, Inc., the S&P 500 Composite Index, and the Dow Jones
Retailers -- Specialty Apparel Index, and was plotted using the above data.

                    APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted the Charming Shoppes, Inc. Employee Stock Purchase Plan (the "Plan"), subject to approval by Shareholders of the Company. The Plan provides a means for employees (other than certain "highly compensated" Directors and Executive Officers) to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of the Company's Common Stock. It is not expected that any Executive Officer of the Company will be eligible to participate in the Plan.

     Under the Plan, the Company will initially sell shares to participants at a price equal to the lesser of 85% of the fair market value of Common Stock at the beginning of a three-month offering period or 85% of the fair market value of Common Stock on the purchase date after the end of the offering period. The Plan permits the Company to change the manner in which purchases are made so that, instead of the Company selling shares at such a discount, the Company would make a matching contribution equal to 15% of an employee's payroll contribution which funds would then be used for market purchases of Common Stock. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Board of Directors believes that the Plan will further encourage broader stock ownership by employees of the Company and thereby provide an incentive for non-executive employees to contribute to the profitability and success of the Company. In particular, the Board intends that the Plan offer a convenient means for such employees who might not otherwise own Common Stock in the Company to purchase and hold Common Stock, and that the discounted sale and matching contribution features of the Plan provide a meaningful inducement to participate. The Board believes that employees' continuing economic interest, as Shareholders, in the performance and success of the Company will further enhance the entrepreneurial spirit of the Company, which can greatly contribute to the long-term growth and profitability of the Company.

     The Plan will replace a Common Stock purchase program that has been available to employees through a securities brokerage firm. Such program, which did not provide for discounts or matching contributions by the Company and did not give participants certain tax advantages available under the Plan, currently has approximately 380 participants. The Company believes that the more favorable terms of the Plan, when communicated to employees, should result in broader participation in the Plan than in the existing program.

  Description of the Plan

     The Plan is set forth in full as Exhibit "A" to this Proxy Statement. The following description of the material features of the Plan is qualified in its entirety by reference to Exhibit "A".

     Under the terms of the Plan, the shares of the Company's Common Stock which are to be purchased by participants may either be purchased directly from the Company or purchased in the market. The maximum number of shares that may be purchased under the Plan from all sources is 2,000,000, subject to appropriate adjustment in the case of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affecting the Common Stock. Shares purchased from the Company will be either authorized but unissued shares or treasury shares.

     The Plan will be administered by the Board of Directors, although the Board may delegate some or all of its administrative duties to a Board committee or a committee of employees. The Board or such committee will have authority to interpret the Plan, construe terms, adopt rules and regulations, prescribe forms, and make all determinations under the Plan, including the determination of whether the Company will sell shares directly to participants at a discount (operating as a "discount plan") or will instead make matching contributions for market purchases (operating as a "matching plan"). If a participant is a member of a committee administering the Plan, such person may not decide any matter relating to his or her participation in the Plan.

     Any full or part-time employee of the Company or any subsidiary will be eligible to participate in the Plan beginning 90 days after commencing employment, excluding any person who is at any time during the offering period both a Director or Executive Officer of the Company (i.e. any person subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended) and a "highly compensated employee" within the meaning of
Section 414(q) of the Code) and excluding any other employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of the Company or any subsidiary. Approximately 14,000 employees of the Company currently would be eligible to participate in the Plan.

     An eligible employee may enroll for any three-month offering period, commencing January 1, April 1, July 1, and October 1 of each year, by filing an enrollment form with the Company at least 15 days before the commencement of the offering period. After initial enrollment in the Plan, the employee will be automatically re-enrolled in the Plan for subsequent offering periods unless he or she files a notice of withdrawal before such offering period begins, terminates employment or otherwise becomes ineligible to participate.

     Upon enrollment in the Plan, the employee must elect a rate at which he or she will make payroll contributions for the purchase of Common Stock. An employee generally may elect to make contributions in an amount not less than one percent nor more than ten percent of such employee's regular earnings (or such higher or lower rates as the Board may specify), although an employee's contributions will be adjusted downward (or refunded) to the extent necessary to ensure that he or she will not purchase during any offering period Common Stock that has a fair market value, as of the beginning of the offering period, in excess of

$6,250 (representing an annual limitation of $25,000). All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified by the participant, except that an employee may not increase a previously elected contribution rate during a given offering period.

     The contributions of an employee will be credited to an account maintained on behalf of such employee by a brokerage firm (or a successor appointed by the Board of Directors), designated as custodian under the Plan. The Plan provides that purchases of Common Stock are to be made on the fifth business day after the end of each offering period. As described above, for so long as the Plan is operated as a "discount plan," the Company will sell shares directly to the custodian for employees' accounts at a price equal to the lesser of 85% of the fair market value of Common Stock at the beginning of the three-month offering period or 85% of the fair market value of Common Stock on such purchase date. If the Board designates the Plan as a "matching plan," such discounted sales by the Company would be discontinued, but the Company instead would make a matching contribution equal to 15% of an employee's payroll contributions to be used by the custodian to make market purchases of Common Stock at or promptly after such purchase date.

     Pursuant to either of the above methods, shares of the Company's Common Stock will be purchased on a given purchase date in the aggregate for all accounts under the Plan. Shares purchased will be credited to the accounts maintained by the custodian for each participant based upon the average cost of all shares purchased. No interest will be credited on payroll contributions pending investment in Common Stock. Dividends paid on Common Stock credited to participants' accounts will be automatically reinvested in additional shares by the custodian, either through purchases in the market or directly from the Company (no matching contributions or discounts will apply to such dividend reinvestment purchases). Participants will have the exclusive right to vote or direct the voting of shares credited to their accounts, and will be permitted to withdraw, transfer, or sell their shares without restriction. Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution.

     A participant's enrollment in the Plan may be terminated at any time, effective for payroll periods or offering periods beginning after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant's employment by the Company and its subsidiaries, or if a participant becomes a "highly compensated" Director or Executive Officer. Upon termination of enrollment, uninvested cash amounts resulting from previous payroll contributions will be repaid to the participant. The custodian will continue to hold Common Stock for the account of such a participant until the participant sells or withdraws the Common Stock, but in no event more than one year after the participant ceases to be employed by the Company and its subsidiaries. A participant may also reduce or eliminate future contributions for future payroll periods without thereby terminating enrollment. In such case, previous payroll contributions held in the participant's cash account will be used for the purchase of Common Stock at the next purchase date.

     The Company will pay costs and expenses incurred in the administration of the Plan and maintenance of accounts, and will pay brokerage fees and commissions for purchases. The Company will not pay brokerage fees and expenses relating to sales by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan without further Shareholder approval, except Shareholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of any automated quotation system (such as the Nasdaq National Market) or securities exchange on which the Common Stock is then quoted or listed, or if such Shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code. Thus, Shareholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. The Plan will continue until terminated by action of the Board, although as noted above the number of shares authorized under the Plan is limited.

     On May 10, 1994, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $10.125 per share.

  Federal Income Tax Consequences

     The Company believes that under present law the following federal income tax consequences would generally result under the Plan. Rights to purchase shares under the Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code:

          (1) No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Plan (although the amount of a participant's payroll contributions under the Plan will be taxable as ordinary income to the participant).

          (2) If the participant disposes of shares less than two years after the first day of an offering period with respect to which he or she purchased the shares, then at that time the participant will recognize as ordinary income an amount equal to the excess of the fair market value of the shares on the date of purchase over the amount of the participant's payroll contributions used to purchase the shares.

          (3) If the participant holds the shares for at least two years after the first day of an offering period with respect to which he or she purchased the shares, then at the time of the disposition the participant will recognize as ordinary income an amount equal to the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the amount of the participant's payroll contributions used to purchase the shares, and (ii) the excess of the fair market value of the shares on the date of disposition over the amount of the participant's payroll contributions used to purchase the shares.

          (4) In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the Common Stock and the participant's basis in the Common Stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as noted in (2) and (3) above).

          (5) If the statutory holding period described in (2) and (3) above is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of Common Stock or matching contribution applicable to such participant. If such statutory holding period is not satisfied, the Company generally should be entitled to a deduction in an amount equal to the amount taxed to the participant as ordinary income.

     The foregoing provides only a general description of the application of federal income tax laws to the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

     Adoption of the proposal to approve the Plan requires the affirmative vote of a majority of the votes cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock of (1) each person or group known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock; (2) each Director individually; (3) each of the Company's named Executive Officers for the 1994 fiscal year and (4) all current Directors and all current Executive Officers of the Company as a group. Unless otherwise indicated, beneficial ownership is as of April 15, 1994.

                                                                     COMMON STOCK(1)
                                                               ---------------------------
                                                                NUMBER OF       PERCENT OF
                      NAME OF BENEFICIAL OWNER                 SHARES OWNED       CLASS
        -----------------------------------------------------  ------------     ----------
        David V. Wachs.......................................    6,643,188(2)       6.3%
        Samuel Sidewater.....................................    2,234,070(3)       2.2%
        Philip Wachs.........................................    1,853,174(4)       1.8%
        Mordechay Kafry......................................      592,801(5)       (13)
        Michael Solomon......................................       79,000(6)       (13)
        Marvin L. Slomowitz..................................       29,000(7)       (13)
        Joseph L. Castle II..................................       16,000(7)       (13)
        Alan Rosskamm........................................       17,484(7)       (13)
        Geoffrey W. Levy.....................................        9,250(7)       (13)
        Ivan M. Szeftel......................................      589,342(8)       (13)
        Colin D. Stern.......................................      202,466(9)       (13)
        J.P. Morgan & Co., Inc...............................    9,445,733(10)      9.2%
        FMR Corp.............................................    7,004,823(11)      6.8%
        All current Directors and all current
          Executive Officers as
          a Group (16 persons)...............................   13,228,144(12)     12.2%

- - ---------------
 (1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them.

 (2) Includes an aggregate of 693,524 shares owned by three irrevocable trusts and a charitable foundation of which David V. Wachs is co-trustee, as to which shares David V. Wachs disclaims any beneficial ownership. Includes also 2,533,500 shares as to which Mr. Wachs holds options exercisable within sixty days.

 (3) Includes 426,060 shares owned by an irrevocable trust of which Mr. Sidewater is beneficiary, 21,150 shares owned by a charitable foundation of which Mr. Sidewater is a trustee and 56,000 shares owned by a member of Mr. Sidewater's immediate family, with respect to all of which shares Mr. Sidewater disclaims any beneficial interest. Also includes 121,340 shares as to which Mr. Sidewater holds options exercisable within sixty days.

 (4) Includes 200,916 shares owned by an irrevocable trust of which Philip Wachs is a beneficiary and of which David V. Wachs is a co-trustee. These shares owned by the trust are also included in the number of shares reflected as beneficially owned by David V. Wachs. Also includes 60,000 shares owned by a charitable foundation of which Philip Wachs is a co-trustee and 703,500 shares as to which Philip Wachs holds options exercisable within sixty days.

 (5) Includes 592,801 shares as to which Mr. Kafry holds options exercisable within sixty days.

 (6) Includes 20,000 shares owned by a trust for the benefit of Mr. Solomon's daughter, as to which shares Mr. Solomon disclaims any beneficial interest. Also includes 30,000 shares owned by Mr. Solomon's profit sharing and savings plan, 5,000 shares which were granted to Mr. Solomon under the Company's Non-Employee Directors' Restricted Stock Plan and 24,000 shares as to which Mr. Solomon holds options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors".

 (7) Includes 4,000 shares for Mr. Castle, 5,000 shares for Mr. Slomowitz, 4,084 shares for Mr. Rosskamm, and 3,250 shares for Mr. Levy which were granted under the Company's Non-Employee Directors' Restricted Stock Plan. Also includes 12,000 shares for Mr. Castle, 24,000 shares for Mr. Slomowitz, 12,000 shares for Mr. Rosskamm and 6,000 shares for Mr. Levy, as to which such persons hold options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors".

 (8) Includes 491,218 shares as to which Mr. Szeftel holds options exercisable within sixty days.

 (9) Includes 202,466 shares as to which Mr. Stern holds options exercisable within sixty days.

(10) The source of this information is a Schedule 13G dated December 31, 1993, filed by J.P. Morgan & Co., Inc. which has sole power to vote or direct the vote of 5,523,703 shares and sole power to dispose or to direct the disposition of 9,333,503 shares, shared power to vote or direct the vote of 113,930 shares and shared power to dispose or direct the disposition of 111,230 shares. The address of J.P. Morgan & Co., Inc. is 60 Wall Street, New York, New York 10260.

(11) The source of this information is a Schedule 13G dated February 11, 1994, filed by FMR Corp. (reporting beneficial ownership at December 31, 1993) which has sole power to vote or direct the vote of 83,227 shares and sole power to dispose or to direct the disposition of 7,004,823 shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(12) Includes 5,222,954 shares as to which Directors and Executive Officers hold options exercisable within sixty days.

(13) The percentage of shares of Common Stock beneficially owned does not exceed one percent of the Company's issued and outstanding shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Philip Wachs, Michael Wachs and members of their immediate families own equity interests in three entities which own shopping centers in which the Company leases stores. In addition, Ivan M. Szeftel and Colin D. Stern own equity interests in one of these entities. The amount (including rent, common area maintenance charges, taxes, insurance and other charges payable under the lease) (the "Lease Amount") paid by the Company for the 1994 fiscal year with respect to each store in each shopping center and the locations of each shopping center are as follows: Massena, New York: $73,700; Newark, New York: $60,204; and Logan, West Virginia: $43,484. Philip Wachs, Michael Wachs, and members of their immediate families and Ivan M. Szeftel own equity interests in an entity which owned a shopping center in Mt. Vernon, Illinois in which the Company leases a store. This shopping center has been sold. The Lease Amount paid by the Company during the 1994 fiscal year and through December 1993, with respect to the lease of that store is $90,867. The foregoing leases involve fewer than one percent of the Company's stores, and are not individually or in the aggregate, material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

     The Company provides additional life insurance coverage for David V. Wachs. Under this "split dollar" arrangement, the Company will pay annual premiums of $514,923, provided, however, that the proceeds of such policies shall be first used to repay all premiums paid by the Company plus interest thereon at a compounded rate of 4 1/2% per annum. Under this arrangement, a sufficient amount of insurance coverage will be in place at all times to insure, at a minimum, that the amount of all premiums paid by the Company will be repaid plus such interest. The balance of such policy proceeds will be paid to certain designated beneficiaries. See also, "MANAGEMENT COMPENSATION -- Summary Compensation Table:
Footnote 4".

     A Hong Kong subsidiary of the Company (the "Tenant") leases an apartment in Hong Kong from a corporation owned and controlled by Mordechay Kafry, the Company's Executive Vice President -- Merchandise Procurement and a Director, pursuant to a lease agreement. Information regarding this lease agreement is set forth under the caption "ELECTION OF DIRECTORS".

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Marvin L. Slomowitz, a Director of the Company and a member of the Compensation Committee and Stock Option Committee, is also Chairman of the Board, Chief Executive Officer and a shareholder of Mark Centers Trust which is the general partner of Mark Centers Limited Partnership (the "Partnership"). See "ELECTION OF DIRECTORS". Mr. Slomowitz is also a principal shareholder of the Partnership which owns shopping centers in which the Company leased eleven stores during the 1994 fiscal year. Two of these stores were closed during the 1994 fiscal year. The aggregate amounts (including rents, common area maintenance charges, taxes, insurance and other charges payable under the leases (the "Lease Amounts")) paid by the Company for the 1994 fiscal year with respect to these eleven stores are approximately $576,900 which is less than two percent of the aggregate revenues of the Partnership. The Company also leases two stores in shopping centers located in Honesdale and Pittston, Pennsylvania. Mr. Slomowitz owns mortgages over these two shopping centers. The Lease Amounts paid by the Company for the 1994 fiscal year with respect to the Honesdale and Pittston stores are approximately $76,600 and $52,600, respectively. Such leases currently involve fewer than one percent of the Company's stores, and are not individually or in the aggregate, material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters to be presented to the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote in accordance with their best judgment.

                           RELATIONSHIP WITH AUDITORS

     The firm of Ernst & Young was the Company's independent auditors for the fiscal year ended January 29, 1994. Ernst & Young has no direct financial interest and no material indirect financial interest in the Company. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, or to answer appropriate questions.

     The Board of Directors selects the independent auditors of the Company upon recommendation by the Audit Committee. The Board has not yet selected the independent auditors for the current fiscal year.

                       PROPOSALS FOR 1995 ANNUAL MEETING

     Any proposals of Shareholders that are intended to be presented at the Company's 1995 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than January 23, 1995 and must comply with all other applicable legal requirements, in order to be included in the Company's Proxy Statement and Proxy Card for that Meeting.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form will be borne by the Company. The solicitation will be conducted primarily by mail, although Directors, Officers and employees of the Company may solicit Proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries, for proxy material to be sent to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

                             ADDITIONAL INFORMATION

     A copy of the Annual Report of the Company for the fiscal year ended January 29, 1994, which contains financial statements audited by the Company's independent auditors, accompanies this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules thereto) will be furnished without charge to Shareholders upon written request to Bernard Brodsky, Secretary, at 450 Winks Lane, Bensalem, Pennsylvania 19020.

     It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy Card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                            By Order of the Board of Directors

                                                BERNARD BRODSKY
                                                   Secretary

Bensalem, Pennsylvania
May 20, 1994

                                  EXHIBIT "A"

                             CHARMING SHOPPES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of this Employee Stock Purchase Plan (the "Plan") of Charming Shoppes, Inc. (the "Company") is to encourage stock ownership by employees of the Company and its Subsidiaries and thereby provide employees with an incentive to contribute to the profitability and success of the Company. The Plan, which is intended to qualify as an "employee stock purchase plan" meeting the requirements of Section 423 of the Code, is for the exclusive benefit of eligible employees of the Company and its Subsidiaries.

     2. Definitions.

     For purposes of the Plan, in addition to the terms defined in Section 1, terms are defined as set forth below:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Cash Account" means the account maintained on behalf of the Participant by the Custodian for the purpose of holding cash contributions pending investment in Stock.

          (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code will be deemed to include successor provisions thereto and regulations thereunder.

          (d) "Custodian" means the broker-dealer or other financial institution, including any successor appointed by the Board to act as custodian under the Plan.

          (e) "Discount Plan" means the Plan for any Offering Period for which the Plan has been designated a Discount Plan in accordance with Section 3(c).

          (f) "Earnings" means that portion of a Participant's salary or wages which is designated as "regular pay" under the payroll system of the Company and its Subsidiaries and received by a Participant for services rendered during a specified pay period.

          (g) "Enrollment Date" means the first business day of each Offering Period.

          (h) "Fair Market Value" means the closing sale price of Stock reported in the table entitled "NASDAQ National Market Issues" or any successor table in The Wall Street Journal (or, if Stock is then principally traded on a national securities exchange, in the table reporting composite transactions for such exchange) for such date or, if no shares of Stock were traded on that date, on the next preceding day on which there was such a trade.

          (i) "Matching Plan" means the Plan for any Offering Period for which the Plan has been designated a Matching Plan in accordance with Section 3(c).

          (j) "Offering Period" means the three-month period beginning on January 1, April 1, July 1, or October 1 of each year, with the first Offering Period to begin July 1, 1994 or October 1, 1994 (as designated by the Board).

          (k) "Participant" means an employee of the Company or a Subsidiary who is participating in the Plan.

          (l) "Purchase Date" means the fifth business day after the end of each Offering Period.

          (m) "Purchase Right" means a Participant's option to purchase shares which is deemed to be outstanding during an Offering Period. A Purchase Right represents an "option" as such term is used under Section 423 of the Code.

          (n) "Stock" means the Common Stock, par value $.10 per share, of the Company, and such other securities as may be substituted or resubstituted for Stock under Section 4.

          (o) "Stock Account" means the account maintained on behalf of the Participant by the Custodian for the purpose of holding Stock acquired upon investment under the Plan.

          (p) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     3. Administration.

     (a) Board Administration. The Plan will be administered by the Board; provided, however, that the Board may delegate any administrative duties and authority (other than authority to amend the Plan) to any Board committee or to any officers or employees or committee thereof as the Board may designate (in which case references herein to the Board will be deemed to mean the administrator to which such duties and authority have been delegated). The Board will have full authority to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as it may deem necessary or advisable to administer the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations thereunder, to furnish to the Custodian such information as the Custodian may require, and to make all other decisions and determinations under the Plan (including factual determinations and determinations relating to eligibility). Any determination hereunder shall be final and binding on all parties. No person acting in connection with the administration of the Plan will, in that capacity, participate in deciding any matter relating to his or her participation in the Plan.

     (b) The Custodian. The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for Participants, Cash and Stock Accounts and any other subaccounts as may be necessary or desirable for the administration of the Plan.

     (c) Designation of Plan As Matching Plan or Discount Plan. The Plan will be a Discount Plan for the initial Offering Period after the effective date of the Plan. With respect to subsequent Offering Periods, the Board may designate the Plan as either a Matching Plan or a Discount Plan for any Offering Period that has not yet commenced; provided, however, that, in the absence of any such designation by the Board for a particular Offering Period, the Plan will continue to operate as the same type of Plan most recently designated in this
Section 3(c) or by the Board. Any change in the type of Plan under this Section 3(c) must be communicated to Participants and eligible employees at least 30 days in advance of the first Offering Period for which the change will be effective.

     (d) Waivers. The Board may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance in an individual case or by adoption of a rule or regulation under the Plan, without the necessity of an amendment to the Plan.

     (e) Other Administrative Provisions. The Company will furnish information from its records as directed by the Board, and such records, including as to a Participant's Earnings, will be conclusive on all persons unless determined by the Board to be incorrect. Each Participant and other person claiming benefits under the Plan must furnish to the Company in writing an up-to-date mailing address and any other information as the Board or Custodian may reasonably request. Any communication, statement, or notice mailed with postage prepaid to any such Participant or other person at the last mailing address filed with the Company will be deemed sufficiently given when mailed and will be binding upon the named recipient. The Plan will be administered on a reasonable and nondiscriminatory basis. All Participants will have equal rights and privileges (subject to the terms of the Plan) with respect to Purchase Rights outstanding during any given Offering Period.

     4. Stock Subject to Plan. Subject to adjustment as hereinafter provided, the total number of shares of Stock reserved and available for issuance or which may be otherwise acquired upon exercise of Purchase Rights under the Plan will be 2,000,000. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The number and kind of such shares of Stock subject to the Plan will be proportionately adjusted, as determined by the Board, in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Stock.

     5. Enrollment and Contributions.

     (a) Eligibility. A full or part-time employee of the Company or a Subsidiary may be enrolled in the Plan for any Offering Period if such employee was continuously so employed during the 90 days preceding the Enrollment Date, unless one of the following applies to the employee:

          (i) Such person is at any time during the Offering Period both a director or executive officer of the Company (i.e. any person subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended) and a "highly compensated employee" within the meaning of Section 414(q) of the Code.

          (ii) Such person would, immediately upon enrollment, be deemed to own, for purposes of Section 423(b)(3) of the Code, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any Subsidiary; or

          (iii) Such person is no longer employed by the Company or a Subsidiary.

The Company will notify an employee of the date as of which he or she is eligible to enroll in the Plan, and will make available to each eligible employee the necessary enrollment forms.

     (b) Initial Enrollment. An employee who is eligible under Section 5(a) (or who will become eligible on or before a given Enrollment Date) may, after receiving current information about the Plan, initially enroll in the Plan by executing and filing with the Company's Human Resources Department a properly completed enrollment form, including thereon the employee's election as to the rate of payroll contributions for the Offering Period. To be effective for any Offering Period, such enrollment form must be filed at least 15 days before the Enrollment Date for the Offering Period.

     (c) Automatic Reenrollment for Subsequent Offering Periods. A Participant whose enrollment in and payroll contributions under the Plan continues throughout an Offering Period will automatically be reenrolled in the Plan for the next Offering Period unless (i) the Participant terminates enrollment before the Enrollment Date for the next Offering Period in accordance with Section 7(a) or (ii) on such Enrollment Date he or she is ineligible to participate under
Section 5(a). The initial rate of payroll contributions for a Participant who is automatically reenrolled for an Offering Period will be the same as the rate of payroll contribution in effect at the end of the preceding Offering Period, unless the Participant files a new enrollment form at least 15 days before the Enrollment Date for the Offering Period designating a different rate of payroll contributions.

     (d) Payroll Contributions. A Participant will make contributions under the Plan by means of payroll deductions from each payroll period which ends during the Offering Period, at the rate elected by the Participant in his or her enrollment form filed nearest to, but not later than, 15 days before the Enrollment Date for the Offering Period (except that such rate may be changed during the Offering Period to the extent permitted below). The rate of payroll contributions elected by a Participant may not be less than one percent nor more than ten percent of the Participant's Earnings for each payroll period, and only whole percentages may be elected; provided, however, that the Board may specify a lower minimum rate and higher maximum rate, subject to Section 8(c) hereof. The foregoing and any election of a Participant notwithstanding, a Participant's rate of payroll contributions will be adjusted downward by the Company at any time or from time to time as necessary to ensure that the limit on the amount of Stock purchased with respect to an Offering Period set forth in Section 6(a)(iii) or Section 4 is not exceeded. A Participant may elect to increase, decrease, or discontinue payroll contributions for future Offering Periods by filing a new enrollment form at least 15 days before the Enrollment Date for the Offering Period designating a different rate of payroll contributions. In addition, a Participant may elect to decrease or discontinue payroll contributions during an Offering Period by filing a new enrollment form, such change to be effective for any payroll period beginning at least 15 days after such filing.

     (e) Crediting Participant Payroll Contributions to Cash Accounts. All payroll contributions by a Participant under the Plan will be credited to a Cash Account maintained by the Custodian on behalf of the Participant. The Custodian will credit payroll contributions upon receipt by the Custodian from the Company of information, in such form as may be specified by the Custodian, identifying the amount of payroll contribution to be deposited for each Participant. The Company will deposit with the Custodian an amount equal to the aggregate payroll contributions for the Offering Period (not otherwise repaid to Participants under Section 7(b)) on or before the Purchase Date for such Offering Period.

     (f) Crediting Company Matching Allocations to Cash Accounts. On or before the Purchase Date for an Offering Period for which the Plan is a Matching Plan, the Company will allocate to each Cash Account an amount equal to 15% of the amount credited to such Cash Account during such Offering Period as payroll contributions and then remaining in such Account to be applied to the purchase of Stock upon exercise of the Purchase Right for such Offering Period. Such allocation by the Company will be rounded to the nearest whole cent ($.01).

     (g) No Interest on Cash Accounts. No amounts of interest will be credited or payable by the Company on payroll contributions or by the Custodian on cash balances in Participants' Cash Accounts pending investment in Stock.

     6. Purchases of Stock.

     (a) Purchase Rights. Enrollment in the Plan for any Offering Period by a Participant will constitute a grant by the Company of a Purchase Right to such Participant for such Offering Period. Each Purchase Right will be subject to the following terms:

          (i) The purchase prices at which Stock will be purchased under a Purchase Right will be as specified in Section 6(c).

          (ii) Except as limited in (iii) below, the number of shares of Stock that may be purchased upon exercise of the Purchase Right for an Offering Period will equal the number of shares (including fractional shares) that can be purchased at the purchase price specified in Section 6(c) with the aggregate amount credited to the Participant's Cash Account as of the Purchase Date (including, for any Offering Period for which the Plan is a Matching Plan, amounts credited as a result of the Company's matching allocation under Section 5(f)).

          (iii) The number of shares of Stock subject to a Participant's Purchase Right for any Offering Period will not exceed the number derived by dividing $6,250 by 100% of the Fair Market Value of one share of Stock on the Enrollment Date for the Offering Period.

          (iv) The Purchase Right will be automatically exercised on the Purchase Date for the Offering Period.

          (v) Payments by a Participant for Stock purchased under a Purchase Right will be made only through payroll deduction in accordance with
     Section 5(d) and (e).

          (vi) The Purchase Right will expire on the earlier of the Purchase Date for the Offering Period or the date on which the Participant's enrollment in the Plan terminates.

     (b) Purchase of Stock. At or as promptly as practicable after the Purchase Date for an Offering Period, amounts credited to each Participant's Cash Account as of such Purchase Date (including, for any Offering Period for which the Plan is a Matching Plan, amounts credited as a result of the Company's matching allocation under Section 5(f)) will be applied by the Custodian to the purchase of shares of Stock, in accordance with the terms of the Plan. For any Offering Period for which the Plan is a Matching Plan, shares of Stock will be purchased by the Custodian in transactions on the NASDAQ National Market System, any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions. For any Offering Period for which the Plan is a Discount Plan, shares of Stock will be purchased by the Custodian from the Company; shares sold by the Company may be authorized but unissued shares or treasury shares, as permitted under Section 4 hereof. The Custodian will aggregate the amounts in all Cash

Accounts when purchasing Stock, and shares so purchased will be allocated to each Participant's Stock Account in proportion to the cash amounts withdrawn from such Participant's Cash Account. Upon completion of purchases in respect of a Purchase Date (which will be completed in not more than 30 days after the Purchase Date), all shares of Stock so purchased for a Participant will be credited to the Participant's Stock Account.

     (c) Purchase Price. The purchase price of each share of Stock purchased in respect of a Purchase Date will be determined as follows:

          (i) For any Offering Period for which the Plan is a Matching Plan, the purchase price of each share will equal 100% of the average cost of all shares of Stock acquired in respect of such Purchase Date.

          (ii) For any Offering Period for which the Plan is a Discount Plan, the purchase price of each share will equal 85% of the lesser of (A) the Fair Market Value of a share of Stock on the Enrollment Date or (B) the Fair Market Value of a share of Stock on the Purchase Date.

     (d) Dividend Reinvestment; Other Distributions. Cash dividends on any Stock credited to a Participant's Stock Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to Participants. All cash dividends paid on Stock credited to Participants' Stock Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with dividend reinvestment for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Board, either (i) in transactions on the NASDAQ National Market System, any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a Participant's Stock Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a Participant's Stock Account, the Custodian will, if reasonably practicable and at the direction of the Board, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.

     (e) Voting Rights. Each Participant will be entitled to vote the number of shares of Stock credited to his or her Stock Account (including any fractional shares credited to such account) on any matter as to which the approval of the Company's shareholders is sought. If a Participant does not vote or grant a valid proxy with respect to shares credited to his or her Stock Account, such shares will not be voted. Similar procedures will apply in the case of any consent solicitation of Company shareholders.

     (f) Withdrawals and Transfers. Shares of Stock may be withdrawn from a Participant's Stock Account, in which case one or more certificates for whole shares may be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. Alternatively, whole shares of Stock may be withdrawn from a Participant's Stock Account by means of a transfer to another broker-dealer or financial institution that maintains an account for the Participant, together with the transfer of cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. Participants may not designate any other person to receive shares of Stock withdrawn or transferred under the Plan. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 8(a) hereof.

     (g) Excess Account Balances. If any amounts remain in a Cash Account following a Purchase Date as a result of the limitation set forth in Section 6(a)(iii), such amounts which resulted from payroll contributions will be returned to the Participant by the Custodian as promptly as practicable, and such amounts which resulted from matching allocations by the Company will be returned to the Company by the Custodian as promptly as practicable.

     7. Termination and Distributions.

     (a) Termination of Enrollment. A Participant's enrollment in the Plan will terminate upon (i) the beginning of any payroll period or Offering Period that begins after he or she files a written notice of termination of enrollment with the Company, provided that such Participant will continue to be deemed to be enrolled with respect to any completed Offering Period for which purchases have not been completed, (ii) such time as the Participant becomes ineligible to participate under Section 5(a)(i) of the Plan, or (iii) the termination of the Participant's employment by the Company and its Subsidiaries. An employee whose enrollment in the Plan terminates may again enroll in the Plan as of any subsequent Enrollment Date that is at least 90 days after such termination of enrollment if he or she satisfies the eligibility requirements of Section 5(a) as of such Enrollment Date. A Participant's election to discontinue payroll contributions will not constitute a termination of enrollment.

     (b) Distributions. As soon as practicable after a Participant's enrollment in the Plan terminates, amounts in the Participant's Cash Account which resulted from payroll contributions will be repaid to the Participant and amounts in the Participant's Cash Account which resulted from matching allocations by the Company will be repaid to the Company. (If amounts credited to the Participant's Cash Account have not yet been deposited by the Company with the Custodian, the Company rather than the Custodian will make the repayment to the Participant). The Custodian will continue to maintain the Participant's Stock Account for the Participant until the earlier of such time as the Participant directs the sale of all Stock in the Account, withdraws or transfers all Stock in the Account, or one year after the Participant ceases to be employed by the Company and its Subsidiaries. If a Participant's termination of enrollment results from his or her death, all amounts payable will be paid to his or her estate.

     8. General.

     (a) Costs. Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, to the extent provided in this Section 8(a). Any brokerage fees and commissions for the purchase of Stock under the Plan (including Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commissions for the sale of Stock under the Plan by a Participant will be borne by such Participant. The rate at which such fees and commissions will be charged to Participants will be determined by the Custodian or any broker-dealer used by the Custodian (including an affiliate of the Custodian), and communicated from time to time to Participants. In addition, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 6(f)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to Participants.

     (b) Statements to Participants. The Custodian will reflect payroll contributions, matching allocations (if any), purchases, sales, and withdrawals and transfers of shares of Common Stock and other Plan transactions by appropriate adjustments to the Participant's Accounts. The Custodian will, not less frequently than quarterly, provide or cause to be provided a written statement to the Participant showing the transactions in his or her Accounts and the date thereof, the number of shares of Stock purchased or sold, the aggregate purchase price paid or sales price received, the purchase or sales price per share, the brokerage fees and commissions paid (if any), the total shares held for the Participant's Stock Account (computed to at least three decimal places), and other information.

     (c) Compliance with Section 423. It is the intent of the Company that this Plan comply in all respects with applicable requirements of Section 423 of the Code and regulations thereunder. Accordingly, if any provision of this Plan does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

     9. General Provisions.

     (a) Compliance With Legal and Other Requirements. The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

     (b) Limits on Encumbering Rights. No right or interest of a Participant under the Plan, including any Purchase Right, may be pledged, encumbered, or hypothecated to or in favor of any party, subject to any lien, obligation, or liability of such Participant, or otherwise assigned, transferred, or disposed of except pursuant to the laws of descent or distribution, and any right of a Participant under the Plan will be exercisable during the Participant's lifetime only by the Participant.

     (c) No Right to Continued Employment. Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any employee's employment at any time.

     (d) Taxes. The Company or any Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. In addition, Participants may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

     (e) Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit other such actions to shareholders for approval; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant with respect to outstanding Purchase Rights relating to any Offering Period that has been completed prior to such Board action. The foregoing notwithstanding, upon termination of the Plan the Board may elect to terminate all outstanding Purchase Rights at such time as the Board may designate; in the event of such termination of any Purchase Right prior to its exercise, all amounts contributed to the Plan which remain in a Participant's Cash Account will be returned to the Participant (without interest) as promptly as practicable.

     (f) No Rights to Participate; No Shareholder Rights. No Participant or employee will have any claim to participate in the Plan with respect to Offering Periods that have not commenced, and the Company will have no obligation to continue the Plan. No Purchase Right will confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant (or credited to the Participant's Stock Account).

     (g) Fractional Shares. Unless otherwise determined by the Board, purchases of Stock under the Plan executed by the Custodian may result in the crediting of fractional shares of Stock to the Participant's Stock Account. Such fractional shares will be computed to at least three decimal places. Fractional shares will not, however, be issued by the Company, and certificates representing fractional shares will not be delivered to Participants under any circumstances.

     (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     (i) Plan Year. The Plan will operate on a plan year which begins on the first day of the first Offering Period and ends December 31, 1994, and thereafter coincides with the calendar year.

     (j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the Pennsylvania Business Corporation Law, to the extent applicable, other laws (including those governing contracts) of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable federal law.

     (k) Effective Date. The Plan will become effective at such time as the Plan has been approved by shareholders of the Company, at a meeting thereof, by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code.

                             CHARMING SHOPPES, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints David V. Wachs and Philip Wachs, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. ("Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 28, 1994 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND "FOR" THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN AS SET FORTH IN THE PROXY STATEMENT.

                          (continued on reverse side)

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE: WRITE
                           THAT NOMINEES NAME BELOW.)
           Mordechay Kafry    Marvin L. Slomowitz    Geoffrey W. Levy

- - --------------------------------------------------------------------------------

1. ELECTION OF CLASS A DIRECTORS

/ /  Vote FOR all nominees (except as marked to the contrary)

/ /  Vote WITHHELD


2. PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN

/ /  FOR

/ /  AGAINST

/ /  ABSTAIN

                                              The Proxies are authorized to vote
                                              in their discretion upon such
                                              other matters as may properly come
                                              before the Meeting.

                                              The undersigned acknowledges
                                              receipt of the Annual Report, the
                                              Notice of Annual Meeting of
                                              Shareholders and the Proxy
                                              Statement, and revokes all
                                              previously granted Proxies.

                                              DATED:----------------------, 1994

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                          Signature

                                              Please date and sign as name
                                              appears hereon and return
                                              promptly. If the stock is
                                              registered in the name of two or
                                              more persons, each should sign.
                                              Executors, administrators,
                                              trustees, guardians, attorneys and
                                              corporate officers should add
                                              their titles. Please note any
                                              change in your address as it
                                              appears on this Proxy.

  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD
                                  YOUR VOTES"